ASSET PURCHASE AGREEMENT

                                    Between

                            SFX BROADCASTING, INC.

                                      and


                    REGENT BROADCASTING OF LOUISVILLE, INC.

                                 May 13, 1996










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                               TABLE OF CONTENTS
                                                                           Page

1.  ASSETS TO BE CONVEYED...................................................  1
    1.1  Station Licenses...................................................  2
    1.2  Station Property and Equipment.....................................  2
    1.3  Contracts..........................................................  2
    1.4  Real Property......................................................  2
    1.5  Records............................................................  3
    1.6  Intangibles........................................................  3
    1.7  Accounts Receivable................................................. 3

2.  EXCLUDED ASSETS; ASSUMED LIABILITIES....................................  3
    2.1  Excluded Assets....................................................  3
    2.2  Assumed Liabilities................................................  4

3.  PURCHASE PRICE..........................................................  4
    3.1  Purchase Price.....................................................  4
    3.2  Method of Payment..................................................  4
    3.3  Adjustments and Prorations.........................................  4
    3.4  Allocation of Purchase Price.......................................  5

4.  SELLER'S REPRESENTATIONS AND WARRANTIES.................................  5
    4.1  Station Licenses...................................................  5
    4.2  Compliance With Laws...............................................  5
    4.3  Title to Assets....................................................  6
    4.4  Condition of Station Equipment.....................................  6
    4.5  Real Property......................................................  6
    4.6  Contracts..........................................................  7
    4.7  Intangible Property Rights.........................................  7
    4.8  Litigation.........................................................  7
    4.9  Financial Statements...............................................  8
    4.10 Organization and Standing..........................................  8
    4.11 Authorization......................................................  8
    4.12 Binding Agreement..................................................  8
    4.13 Insolvency Proceedings.............................................  8
    4.14 Absence of Conflicting Agreements..................................  9
    4.15 Other Buyers.......................................................  9
    4.16 Insurance..........................................................  9
    4.17 Personnel..........................................................  9
    4.18 Trade or Barter....................................................  9
    4.19 Prism Representations..............................................  9

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5.  BUYER'S REPRESENTATIONS AND WARRANTIES..................................  9
    5.1  Organization and Standing..........................................  9
    5.2  Authorization...................................................... 10
    5.3  Binding Agreement.................................................. 10
    5.4  Absence of Conflicting Agreements.................................. 10
    5.5  Litigation......................................................... 10
    5.6  Licensee Qualifications............................................ 10
    5.7  Ability to Perform................................................. 10

6.  COVENANTS OF SELLER..................................................... 11
    6.1  Maintenance of Business and Station Equipment...................... 11
    6.2  Agreements......................................................... 11
    6.3  Promotion of Business.............................................. 12
    6.4  Compliance With Laws............................................... 12
    6.5  Administrative Violations.......................................... 12
    6.6  Liens.............................................................. 12
    6.7  Insurance.......................................................... 12
    6.8  Consents........................................................... 12
    6.9  Reasonable Efforts/Cooperation..................................... 12
    6.10 Trade Agreements .................................................. 13
    6.11 Sales Reports...................................................... 13
    6.12 Access............................................................. 13
    6.13 Changes in Representations and Warranties.......................... 13
    6.14 Notification....................................................... 13
    6.15 Environmental Audit................................................ 13
    6.16 Delivery of Financial Statements and Audit......................... 14

7.  COVENANTS OF BUYER...................................................... 14
    7.1  Administrative Violations.......................................... 14
    7.2  Reasonable Efforts/Cooperation......................................14
    7.3  Changes In Representations And Warranties.......................... 14
    7.4  Notification....................................................... 14

8.  REGULATORY APPROVALS.................................................... 15
    8.1  Application for FCC Consent........................................ 15
    8.2  Control of Station................................................. 15
    8.3  Other Notifications................................................ 15


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9.   CONDITIONS TO BUYER'S OBLIGATION....................................... 15
     9.1  Representations and Warranties;No Material Adverse Change......... 15
     9.2  Compliance with Covenants......................................... 15
     9.3  Closing Documents................................................. 15
     9.4  Receipt of Third Party Consents................................... 16
     9.5  Release of Liens.................................................. 16
     9.6  No Adverse Proceedings............................................ 16
     9.7  Regulatory Consents............................................... 16
     9.8  Opinion of Seller's Counsel....................................... 16
     9.9  Prism Acquisition................................................. 16

10. CONDITIONS TO SELLERS' OBLIGATION....................................... 16
    10.1  Representations and Warranties.................................... 16
    10.2  Compliance with Covenants......................................... 17
    10.3  Closing Documents................................................. 17
    10.4  Regulatory Consents............................................... 17
    10.5  Payment........................................................... 17
    10.6  Prism Acquisition................................................. 17

11. CLOSING................................................................. 17
    11.1  Closing Date; Closing Place....................................... 17
    11.2  Delivery of Closing Documents..................................... 17

12. CLOSING DOCUMENTS....................................................... 17
    12.1  Closing Documents To Be Delivered By Seller. ..................... 17
    12.2  Closing Documents To Be Delivered By Buyer ....................... 18
    12.3  Other Closing Documents and Acts.................................. 18

13. TERMINATION............................................................. 18
    13.1 Absence of FCC Consent............................................. 18
    13.2 Events of Default.................................................. 19
    13.3 Damage or Loss..................................................... 19
    13.4 Effect of Termination.............................................. 20

14. INDEMNIFICATION; SURVIVAL............................................... 21
    14.1 Seller's Indemnities............................................... 21
    14.2 Buyer's Indemnities................................................ 21
    14.3 Limitation......................................................... 21
    14.4 Notice and Opportunity to Defend................................... 22
    14.5 Survival........................................................... 23
    14.6 Arbitration of Disputes............................................ 23


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15.  TRANSFER TAXES, FEES AND EXPENSES...................................... 24
     15.1  Transfer Taxes and Similar Charges............................... 24
     15.2FCC Filing and Grant Fees.......................................... 24
     15.3Expenses........................................................... 24

16.  ASSIGNABILITY.......................................................... 24

17.  CONFIDENTIALITY........................................................ 24

18.  COVENANT NOT TO SOLICIT PERSONNEL...................................... 25

19.  COVENANT NOT TO COMPETE................................................ 25

20.  NOTICES................................................................ 25

21.  ENTIRE AGREEMENT....................................................... 26

22.  COUNTERPARTS........................................................... 26

23.  HEADINGS............................................................... 26

24.  EXHIBITS............................................................... 26

25.  SEVERABILITY........................................................... 26

26.  CHOICE OF LAW.......................................................... 27

27.  BROKER................................................................. 27

28.  WAIVER................................................................. 27

29.  ATTORNEY'S FEES........................................................ 27



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                       SCHEDULES

SCHEDULE 1.1.................................................................
Station Licenses and Station Applications

SCHEDULE 1.2.................................................................
Station Equipment

SCHEDULE 1.3.................................................................
Contracts to be Assumed

SCHEDULE 1.4.................................................................
Real Property

SCHEDULE 1.6.................................................................
Intangible Property

SCHEDULE 3.4.................................................................
Allocation

SCHEDULE 4.3.................................................................
Liens

SCHEDULE 4.8.................................................................
Litigation

SCHEDULE 4.9.................................................................
Financial Statements

SCHEDULE 4.18................................................................
Trade and Barter Agreements

                                    EXHIBIT

A    Opinion of Seller's Counsel

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                           ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of this 13th day of May, 1996, by and between SFX Acquisition Corporation, a Delaware corporation ("Seller") and Regent Broadcasting of Louisville, Inc., a Delaware corporation ("Buyer").


                                   RECITALS:

         WHEREAS, on February 9, 1996, Seller entered into an agreement (the "Prism Asset Purchase Agreement") with Prism Radio Partners, L.P. ("Prism"), pursuant to which Seller has agreed to acquire certain radio stations owned and operated by Prism, including Station WVEZ-FM, Louisville, Kentucky (the "Station"), pursuant to a license issued by the Federal Communications Commission (the "FCC"); and

         WHEREAS, upon closing of the Prism Asset Purchase Agreement, Seller desires to sell and assign and Buyer desires to purchase those assets of Seller used or useful in the operation of the Station, including the licenses and other authorizations issued by the FCC for the operation of the Station; and

         WHEREAS, the parties recognize that the licenses and other authorizations issued by the FCC for the operation of the Station may not be assigned to Buyer without the prior consent of the FCC.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises and covenants set forth below, the parties hereby agree as follows:

         1. ASSETS TO BE CONVEYED. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Seller shall assign, transfer and deliver to Buyer and Buyer shall purchase from Seller all of the assets presently used in the operation of the Station (other than Excluded Assets, as defined below), including, without limitation, the following (the "Assets"):

              1.1 Station Licenses. All licenses, permits, and other authorizations issued by the FCC and other federal, state or local governmental agencies or authorities for the operation of the Station listed on Schedule 1.1,


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together with any additions thereto between the date hereof and the Closing Date (the "Station Licenses"), and all applications for modification, extension or renewal thereof pending as of the Closing Date including without limitation those listed on Schedule 1.1 and those filed between the date hereof and the Closing Date (the "Station Applications").

              1.2 Station Property and Equipment. All fixed and tangible personal property owned by Seller presently used in the operation of the Station, including the property listed on Schedule 1.2, together with any replacements, improvements and additions thereto made between the date hereof and the Closing Date, less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business (the "Station Equipment").

              1.3 Contracts. All rights of Seller in, to and under (a) all Contracts listed on Schedule 1.3 which are in existence on the Closing Date, together with any renewals or extensions thereof entered into by Seller in the ordinary course of business between the date hereof and the Closing Date (including the trade balances owing by Seller in the form of air time as listed on Schedule 4.18, except that Buyer shall not be required to assume such trade balances to the extent that they exceed by more than $10,000 the consideration then owed to the Station in connection with the underlying trades), (b) all Contracts for the sale of air time on the Station for cash entered into in the ordinary course of business at the usual rates, (c) all Contracts entered into by Seller with the prior written consent of Buyer and
(d) all other Contracts entered into by Seller in the ordinary course of business consistent with the provisions of Section 6.2 between the date hereof and the Closing Date, which are in existence on the Closing Date and which relate to the operation of the Station (collectively, the "Assumed Contracts"). For purposes of this Agreement, "Contracts" means all contracts, leases and other agreements, including any amendments and modification thereto, to which Seller is a party and which relate to the business or operation of the Station, and which either are in effect on the date hereof or are entered into by Seller between the date hereof and the Closing Date.

              1.4 Real Property. All of Seller's right, title and interest in and to the real property owned and leased by Seller and described on Schedule
1.4 (collectively, the "Real Property").

              1.5 Records. All business records of Seller including, but not limited to, logs, local public records file materials, engineering records, personnel files, lists of advertisers, sales correspondence, equipment warranties, and market research data, relating to or used in the operation of the Station or

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necessary to show compliance with any law or regulation applicable to the
Station and not pertaining solely to Seller's business affairs (the "Business Records").

              1.6 Intangibles. The service marks, trademarks, trade names, patents, copyrights, call signs, franchises, slogans, logos, jingles and other intangible assets used or useful in the operation of the Station, and any registrations and applications for registration of any such intangible assets, as listed on Schedule 1.6, together with any associated goodwill and any additions thereto between the date hereof and the Closing Date (the "Intangible Property").

              1.7 Accounts Receivable. All rights of Seller as of the Closing Date to payment for the sale of advertising time by the Station and services performed by the Station.

         2.   EXCLUDED ASSETS; ASSUMED LIABILITIES.

              2.1 Excluded Assets. The parties agree that the following assets shall be "Excluded Assets" and shall not be among the Assets sold and purchased pursuant to this Agreement:

                  (a) Seller's cash, cash equivalents, and marketable securities on hand or in banks;

                  (b) All tangible personal property of the Station disposed of or consumed between the date of this Agreement and the Closing Date in the ordinary course of business;

                  (c) Seller's insurance policies and all insurance proceeds and insurance claims of Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  (d) All claims, rights and interest in and to any refunds of federal, state or local taxes for transactions and periods prior to the Closing Date; and

                  (e) Seller's name, minute books, ledgers, charter documents, tax records, and such other internal books and records as pertain to the organization, existence, capitalization or financial performance of Seller.

              2.2 Assumed Liabilities. As of the Closing Date, Buyer shall assume (a) all obligations and liabilities of Seller arising from and after the Closing Date under the Assumed Contracts, provided, however, that Buyer shall not assume Seller's obligations under any equity, carried interest or cash-flow
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performance components ("Incentive Arrangements") of employment agreements with Seller's managers and (b) all other obligations and expenses arising from the operation of the Station by Buyer from and after the Closing Date. Seller shall remain solely responsible for national sales representation fees due and payable prior to Closing. The liabilities and obligations of Seller to be assumed pursuant to this Section 2.2 are referred to herein as the "Assumed Liabilities."

         3.   PURCHASE PRICE.

              3.1 Purchase Price. The total consideration for the Assets shall be (a) Twelve Million Six Hundred Seventeen Thousand Six Hundred Forty-Seven Dollars and Six Cents ($12,617,647.06) (the "Purchase Price") payable by Buyer to Seller as set forth in Section 3.2 below, and (b) assumption of the Assumed Liabilities.

              3.2 Method of Payment.

                  (a) Subject to the provisions of Section 11.1 hereof, at Closing Buyer shall pay to Seller, by wire transfer of federal funds (in accordance with wire transfer instructions to be given to Buyer by Seller prior to Closing), the Purchase Price, plus or minus any adjustments as set forth in Section 3.3.

              3.3 Adjustments and Prorations. All expenses and operating income arising from the ownership and operation of the Station shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding sales taxes covered by Section 15.1 of this Agreement), vacation and sick leave, business and license fees, music and other license or regulatory fees (including any retroactive adjustments thereof made after the Closing Date), power and utility expenses, time sales agreements, frequency discounts, rents, prepaid advertising, trade and barter receivables, trade and barter payables (subject in the case of trade and barter receivables and payables to Section 1.3(a)), and similar prepaid and deferred items attributable to the ownership and operation of the Station. The proration of FCC regulatory fees shall be based upon the actual rates for 1996, unless the FCC has not set the 1996 rates by the Closing Date, in which case the proration shall be based on the 1995 rates and shall be final. Seller shall provide Buyer a list of all known proratable items and payables at least five (5) days before the Closing Date. To the extent reasonably possible, such prorations shall be completed at Closing by an adjustment to the Purchase Price. As to those prorations and adjustments not reasonably capable of being ascertained on the Closing Date, an adjustment and proration shall be made (and the adjustment payment required by the proration shall be paid by separate check) within ninety (90) days after the Closing Date. In

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the event of any disputes between the parties as to the prorations and adjustments described in this Section, the amounts not in dispute shall nonetheless be paid at the time provided in this Section and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties with the fees and expenses of such accountant being paid one-half by Seller and one-half by Buyer.

              3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 3.4. Such allocation shall be conclusive and binding for all purposes, and each party shall prepare and file all income tax returns (including such forms as may be required by applicable regulations) in a manner consistent with such allocation.

         4. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer as follows:

              4.1 Station Licenses. The Station Licenses listed in Schedule
1.1 constitute all of the material licenses, permits and authorizations necessary or useful for the operation of the Station as they now are operated. At Closing Seller shall be the authorized legal holder of the Station Licenses. To the best of Seller's knowledge, the Station Licenses are in full force and effect and expire on the dates shown in Schedule 1.1. None of the Station Licenses is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated, and Seller is not aware of any reason why those Station Licenses that are subject to expiration might not be renewed in the ordinary course, or of any reason why any of the Station Licenses might be revoked, or of any reason why any of the Station Applications might not be granted.

              4.2 Compliance With Laws. At Closing, Seller shall be in compliance in all material respects with, and not in material violation of, the federal, state and local laws, regulations or governmental orders applicable to the Station and the Assets, including, without limitation, any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, environmental protection, occupational safety, and the use of electrical power, where the failure to so comply would have a material adverse effect on the operation of the Station. Specifically, but without limitation, the Station shall be in compliance in all material respects with the Communications Act of 1934, as amended, all rules, regulations and published policies of the FCC thereunder, as announced from time to time by the FCC (the "FCC Rules"), and all Federal Aviation Administration rules and regulations applicable to the towers used by the Station. Except for FCC approval of the Assignment Application (as defined in Section 8.1 hereof), no action, consent or other approval is required to be obtained by Seller from governmental authorities in connection with the transactions contemplated by this Agreement. No judgment, decree, order or

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notice of violation has been issued by any such authority which permits, or would permit, revocation, modification or termination of any governmental permit, license or authorization or which results or could result in any material impairment of any rights thereunder.

              4.3 Title to Assets. No assets or property other than the Assets are necessary to conduct the business or operation of the Station as it is presently being conducted, and at Closing Seller shall deliver good and marketable title to all of the Assets free and clear of all debts, liens, security interests, mortgages, trusts, claims or other defects of title or encumbrances or contractual rights of others of any kind ("Liens"), except for the rights of third parties under Contracts that are part of the Assets, "Permitted Liens" (as defined below), and Liens set forth in Schedule 4.3 which shall be removed as of the Closing Date. "Permitted Liens" are liens for taxes, fees, assessments and other governmental charges not yet due and payable, and encumbrances (excluding judgments and security interests) which do not in the aggregate materially detract from the value of the Assets or materially detract from or interfere with the use of the Assets in the ordinary course of business as presently conducted.

              4.4 Condition of Station Equipment. To the best of Seller's knowledge, the Station Equipment listed on Schedule 1.2, except as otherwise specifically indicated therein, is in good operating condition and not in need of repair (ordinary wear and tear excepted) and is available for immediate use by Buyer in the operation of the Station. To the best of Seller's knowledge, the Station's transmitting and studio equipment is operating in material compliance with the terms and conditions of the Station Licenses and the FCC Rules, including the terms of the construction permits underlying such licenses, which are expressly or by operation of law or the FCC's policies carried forward in the Station Licenses.

              4.5 Real Property. Prism owns or leases all of the Real Property listed on Schedule 1.4. At Closing, Seller shall hold good and marketable title to the owned Real Property, and valid leasehold interests in the leased Real Property. All Real Property (including the improvements thereon) is in usable condition and repair consistent with its present use, complies in all material respects with all applicable building or zoning codes or other applicable governmental regulations, and is available for immediate use in the conduct of the business of the Station. At Closing, Seller shall be in material compliance with all applicable federal, state, county or local laws, ordinances, regulations, statutes, consent decrees, orders and other requirements of all governmental, regulatory or administrative agencies relating to, which impose liability for, or which establish standards of conduct concerning, the preservation of environmentally sensitive areas or the manufacture, processing, generation, distribution, use, treatment, storage, discharge, emission, release, disposal, cleanup, transport or handling of substances or materials, except where the failure to so comply would not have a
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material adverse effect on the operation of the Station. To Seller's best knowledge, there is no proceeding or inquiry by any federal, state, county or local governmental authority or any nongovernmental entity or person pending or threatened with respect to the presence of hazardous or toxic wastes, substances or materials about, on, at, under, or within any of the Real Property or the migration or transportation thereof from or to other property. To Seller's best knowledge, none of the following is present about, on, at, under or within any of the Real Property to an extent which could reasonably be expected to have a material adverse effect on Buyer: (i) asbestos, (ii) fuel, oil or gasoline storage tanks, or (iii) substance or material that requires investigation, remediation or cleanup under any applicable law, rule or regulation.

              4.6 Contracts. Except as indicated on Schedule 1.3, to the best of Seller's knowledge the Assumed Contracts are valid, binding and enforceable by Seller, and freely assignable without the consent of the other contracting party. Seller has delivered to Buyer true and complete copies of the Assumed Contracts and all amendments and other modifications thereto. To the best of Seller's knowledge, there has not occurred as to any of the Assumed Contracts any material default by Seller or any other party thereto. Schedule 1.3 contains a true and complete list of all of the Assumed Contracts, some of which require the consent of any contracting party other than Seller as a condition of their valid assignment to Buyer and, subject to obtaining any such consents, Seller shall have at Closing full legal power and authority to assign its rights under the Assumed Contracts to Buyer, and such assignment shall not materially affect the validity, enforceability or continuity of any of the Assumed Contracts.

              4.7 Intangible Property Rights. Except as described in Schedule 1.6, at Closing Seller shall have good and marketable title to all Intangible Property free and clear of any third party claims, or if any such Intangible Property is licensed or franchised to Seller the rights and interests of Seller in and to such Intangible Property shall be valid and in good standing and uncontested. Seller has received no notice of any infringement or unlawful use of any of the Intangible Property and is not aware of any grounds therefor.

              4.8 Litigation. Except as provided in Schedule 4.8, to the best of Seller's knowledge there is no action, suit, investigation, complaint, or other proceeding pending or, to Seller's best knowledge, threatened before the FCC or any court, agency or governmental authority that could reasonably be expected to give rise to any claim against the Assets or the Station or to adversely affect Seller's ability to perform in accordance with the terms of this Agreement or Buyer's ability to operate the Station, and Seller knows of no reasonable basis for any such action, suit, investigation, complaint or other proceeding.

              4.9 Financial Statements. Seller has furnished Buyer with the financial statements listed on Schedule 4.9 (the "Financial Statements"). The

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audited Financial Statements for the years ended December 31, 1995 and
December 31, 1994 have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position of the Station as of December 31, 1995 and December 31, 1994 and the results of operations and changes in financial position for the periods indicated. The Operating Statement for the quarter ended March 31, 1996 fairly presents the results of operations of the Station for such period, subject to normal year-end adjustments.

              4.10 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in Delaware and at Closing will be qualified to do business in Kentucky. Seller has full power and authority to carry on its business and to conduct the operations of the Station and to enter into and perform this Agreement.

              4.11 Authorization. Seller's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Seller's part.

              4.12 Binding Agreement. This Agreement has been duly executed and delivered by Seller to Buyer and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

              4.13 Insolvency Proceedings. Neither Seller nor the Assets are the subject of any pending or, to Seller's knowledge, threatened insolvency proceedings, including without limitation any bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Seller has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

              4.14 Absence of Conflicting Agreements. Subject to obtaining the consents required under Section 9.4 and the regulatory approvals provided under Section 9.7, the execution, delivery and performance of this Agreement by Seller (a) to the best of Seller's knowledge, does not require the consent of any third party, (b) does not and shall not conflict with, result in a breach of, or constitute a default under any law, judgment, order, ordinance, decree, rule, regulation, or ruling of any court or governmental instrumentality which is applicable to Seller, (c) does not and shall not conflict with, constitute grounds for termination of, result in a breach of, constitute a default order, or

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accelerate or permit the acceleration of any performance required by any contract, agreement, instrument, license or permit to which Seller is a party or by which Seller may be bound and which relates specifically to the Assets, and (d) does not and shall not create any claim, liability, mortgage, lien, pledge, condition, charge or encumbrance of any nature whatsoever on the Assets.

              4.15 Other Buyers. No other person has any prior right under any oral or written agreement or understanding to purchase the Station or any or all of the Assets from Seller.

              4.16 Insurance. Seller shall maintain policies of fire, casualty, liability and other forms of insurance in such amounts and against such risks and losses as is comparable to the policies Seller maintains for its other properties of this type.

              4.17 Personnel. Seller has complied in all material respects with all applicable statutes, regulations and orders relating to employment, wages, hours, equal employment opportunity, collective bargaining, pension and welfare plans, and the payment of social security, unemployment, disability and similar taxes. To Seller's best knowledge, Prism is not liable for or in arrears with respect to any of such taxes. Neither Prism nor Seller is a party to any collective bargaining agreement covering any employees at the Station.

              4.18 Trade or Barter. Schedule 4.18, to be provided at Closing, sets forth all of the trade and barter agreements then in effect that relate to the business or operation of the Station.

              4.19 Prism Representations. To the best of Seller's knowledge, the representations and warranties which Prism has given Seller in the Prism Asset Purchase Agreement are truthful, and Seller shall provide Buyer with the benefit of the representations which Prism has given Seller in that agreement.

         5. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that:

              5.1 Organization and Standing. Regent Broadcasting of Louisville, Inc. is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in its state of incorporation and in Kentucky. Buyer has full power and authority to enter into and to perform this Agreement.

              5.2 Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on Buyer's part.

              5.3 Binding Agreement. This Agreement has been duly executed and delivered to Seller and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

              5.4 Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Buyer (a) does not require the consent of any third party which will not be obtained by Buyer prior to or as of the Closing, (b) does not and shall not conflict with, result in a breach of, or constitute a default under any law, judgment, order, ordinance, decree, rule, regulation, or ruling of any court or governmental instrumentality which applicable to Buyer, and (c) does not and shall not conflict with, constitute grounds for termination of, result in a breach of, constitute a default order, or accelerate or permit the acceleration of any performance required by any contract, agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound.

              5.5 Litigation. There is no action, suit, investigation or other proceeding pending or, to Buyer's best knowledge, threatened before any court, agency or governmental authority that could reasonably be expected to adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is not aware of any facts which could reasonably be expected to result in any such proceeding.

              5.6 Licensee Qualifications. As of the date the Assignment Application is filed with the FCC and as of the Closing Date, Buyer and/or Buyer's permitted assignees (as provided in Section 16 hereof) shall be legally, financially and otherwise qualified to be the assignee(s) of all of the FCC Licenses and the owner(s) and operator(s) of all the Station under applicable federal statutes and rules in effect on such dates, including, without limitation, the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC, including, without limitation, Section
73.3555 of the FCC's Rules pertaining to multiple ownership.

              5.7 Ability to Perform. Buyer has the financial capacity to perform its obligations hereunder.

         6. COVENANTS OF SELLER. Seller covenants and agrees that, between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer:

              6.1 Maintenance of Business and Station Equipment. Seller and Prism shall conduct the business of the Station and use the Assets only in the ordinary course of business, consistent with past practices. Seller and Prism shall maintain all of the Station Equipment in a condition substantially the same as exists on the date of this Agreement (ordinary wear and tear excepted). Seller shall not other than in the ordinary course of business or after receiving Buyer's prior written approval (i) sell or dispose of or commit to sell or dispose of any of the Station Assets; (ii) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Station; (iii) grant or agree to grant any specific bonus or increase to any executive or management employee of the Station; or (iv) provide for any new pension, retirement or other employment benefits for employees of the Station or any increases in any existing benefits. Without limiting the generality of the foregoing, Seller and Prism shall maintain the independent identity of the Station and their current formats and call signs; use all reasonable efforts to retain the services of key employees at the Station; use all reasonable efforts to preserve its present relationships with suppliers, advertisers, listeners and other persons having business dealings with the Station; continue its recent sales and promotional practices; refrain from discounting receivables; maintain the books, accounts and records relating to the business of the Station in the usual, regular and ordinary manner; perform all material obligations relating to the business of the Station; refrain from changing the Station's frequency except to the extent required by the rules and regulations of the FCC; and refrain from any material changes in the broadcast hours or in the percentage or types of programming broadcast by the Station, except such changes as in the good faith judgment of Seller are required by the public interest.

              6.2 Agreements. Seller may enter into or renew any contract, agreement, commitment or other understanding or arrangement in the ordinary course of business, provided, however, that except with respect to contracts for the sale of time for cash and except for trade agreements, the liability under any such contract to be assumed by Buyer at Closing shall not exceed Twenty Thousand Dollars ($20,000), without the prior written approval of the Buyer, which approval shall not be unreasonably withheld, and further provided that Seller shall not enter into any new national rep agreement or renew any existing national rep agreement prior to Closing. At least five (5) days prior to the Closing Date, Seller shall provide Buyer with a list of all Contracts entered into between the date hereof and the Closing Date of the type to be included in the Assumed Contracts pursuant to Section 1.3, together with true and correct copies of all such Contracts.

              6.3 Promotion of Business. Seller and Prism shall spend not less than one hundred percent (100%) of the cash promotions, advertising and research expenditures budgeted for the Station in aggregate for the period from the date of this Agreement through the Closing Date.

              6.4 Compliance With Laws. Seller and Prism shall operate the Station in all material respects in accordance with FCC Rules and Regulations and the Station Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

              6.5 Administrative Violations. If Seller receives an administrative or other order relating to any violation of the FCC Rules, or of any other federal, state or local regulatory or administrative body, it shall promptly notify Buyer in writing of such order, including a copy thereof, and use its reasonable efforts to remove or correct such violations.

              6.6 Liens. Seller shall not create, assume or permit to exist any Lien upon any of the Assets, except for those listed on Schedule 4.3 which shall be removed at or prior to Closing.

              6.7 Insurance. Seller shall maintain insurance policies on the Station and the Assets.

              6.8 Consents. Seller shall use its reasonable efforts to obtain the valid and binding consents of third parties necessary for the assignment of the Assumed Contracts to Buyer as required under Section 9.4.

              6.9 Reasonable Efforts/Cooperation. Seller shall use its reasonable efforts and cooperate with Buyer in good faith to the extent reasonably required to satisfy fully all of Seller's obligations hereunder and to accomplish the transactions contemplated by this Agreement in an expeditious fashion. Seller shall take no action or fail to take any action within its reasonable control the effect of which would be to hinder or delay the consummation of the transactions contemplated by this Agreement or interfere with the performance of Buyer's obligations hereunder.

              6.10 Trade Agreements. Seller shall use its reasonable efforts to complete all obligations owing by Seller under trade agreements prior to the Closing.

              6.11 Sales Reports. Seller shall provide Buyer with sales reports for the Station on a weekly basis during the term of this Agreement. Additionally, within twenty-five (25) days of the end of each month, Seller shall deliver to Buyer an unaudited statement of revenue and expenses of the Station for the month then ended. The weekly sales reports and the monthly statements of revenue and expenses shall be true and complete to the best of Seller's knowledge and shall fairly and accurately represent the results of operation of the Station for the period covered by such reports and statements. Seller shall also furnish to Buyer any and all other information at such times as such information is customarily prepared by Seller concerning the financial condition of the Station as Buyer may reasonably request.

              6.12 Access. At the reasonable request of and upon reasonable notice from Buyer, prior to the Closing Seller shall cause to be given to Buyer and Buyer's representatives full and reasonable access during normal business hours to all of Seller's properties, books, contracts, reports and records, including financial information, in each case relating to the Station, in order that Buyer may have full opportunity to make such investigation as it desires of the Station, and Seller shall furnish Buyer with such information as Buyer may reasonably request in connection therewith. The rights of Buyer under this paragraph shall not be exercised by Buyer in such a manner as to interfere unreasonably with the business or operation of the Station.

              6.13 Changes in Representations and Warranties. Seller shall provide Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Section 4 hereof.

              6.14 Notification. Seller shall notify Buyer of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Seller which challenges the transactions contemplated hereby.

              6.15 Environmental Audit. Buyer may cause a Phase I environmental audit of the Real Property to be conducted by the company that last conducted the audit of such Real Property. All costs of such audit shall be paid by Buyer. If the environmental audit discloses the presence of a hazardous substance on the Real Property, Seller is obligated to pay the first $70,000 of costs with respect to removal of such hazardous substance. If such costs will exceed $70,000, Buyer may elect, by written notice to Seller given within five (5) business days after receipt by Buyer of information indicating that such costs will exceed $70,000, to terminate this Agreement pursuant to
Section 13 hereof unless Seller elects, in its sole discretion and by written notice to Buyer given within five (5) business days after receipt of Buyer's notice, to remove such hazardous substance at Seller's expense.

              6.16 Delivery of Financial Statements and Audit. Seller shall furnish Buyer with copies of the audited financial statements for the Station for the year ended December 31, 1995 within seven (7) days after the date on which the audit report is delivered to Seller by Prism's auditors; however, such statements need not be furnished if Prism's audit report does not segregate financial information for the Station. Buyer shall have the right at its expense to have its auditors review the Station's quarterly financial statements for GAAP compliance for any quarterly period ending prior to Closing, and Seller agrees to cooperate with Buyer and Buyer's auditor in the conduct of such review; provided, however, that in no event shall such review or procedures delay the Closing.

         7. COVENANTS OF BUYER. Buyer covenants and agrees that, between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Seller, it shall act in accordance with the following:

              7.1 Administrative Violations. If Buyer (and/or Buyer's permitted assignees) receives an administrative or other order relating to Buyer's (and/or Buyer's permitted assignees) ability to be the assignee of the Station Licenses, it shall promptly notify Seller in writing of such order, including a copy thereof, and use its reasonable efforts to remove or correct such violations.

              7.2 Reasonable Efforts/Cooperation. Buyer shall use its reasonable efforts and cooperate with the Seller in good faith to the extent reasonably required to satisfy fully all of Buyer's obligations hereunder and to accomplish the transactions contemplated by this Agreement in an expeditious fashion. Buyer shall take no action or fail to take any action within its reasonable control the effect of which would be to hinder or delay the consummation of the transactions contemplated by this Agreement or interfere with the performance of Seller's obligations hereunder.

              7.3 Changes In Representations And Warranties. Buyer shall provide Seller prompt written notice of any change in any of the information contained in the representations and warranties made in Section 5 hereof.

              7.4 Notification. Buyer shall notify Seller of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

         8.   REGULATORY APPROVALS.

              8.1 Application for FCC Consent. Within five (5) days from the date hereof, Seller and Buyer (and/or Buyer's permitted assignees) shall file an application with the FCC requesting its written consent to the assignment from Seller to Buyer (and/or Buyer's permitted assignees) of the Station Licenses and the Station Applications (the "Assignment Application"). The parties shall diligently take all steps necessary or desirable and proper to prosecute the Assignment Application expeditiously and to obtain the FCC's determination that grant of the Assignment Application shall serve the public interest, convenience and necessity (the "FCC Consent"). The failure by either party to diligently prosecute the Assignment Application, or the taking of any action by either party that reasonably could be expected to delay grant of the FCC Consent, shall be deemed a material breach of this Agreement.

              8.2 Control of Station. Between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station. Such operation shall remain the sole responsibility of Seller and Prism.

              8.3 Other Notifications. Should any fact which would cause any governmental regulatory agency to deny its consent to the transactions contemplated by this Agreement come to either party's attention, such party shall promptly notify the other party thereof and shall use its reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         9. CONDITIONS TO BUYER'S OBLIGATION. The obligation of Buyer to consummate the transaction contemplated by this Agreement is subject to the satisfaction (or written waiver by Buyer) of each of the following conditions on or prior to the Closing Date:

              9.1 Representations and Warranties; No Material Adverse Change. The representations and warranties of Seller to Buyer contained herein shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. No material adverse change shall have occurred which impairs the operation of the Station.

              9.2 Compliance with Covenants. All of the covenants to be complied with or performed by Seller on or prior to the Closing Date shall have been duly complied with and performed in all material respects.

              9.3 Closing Documents. Seller shall deliver to Buyer duly executed closing documents as specified in Section 12.1, all of which shall be dated as of the Closing Date and shall be in a form reasonably satisfactory to Buyer.

              9.4 Receipt of Third Party Consents. Seller shall have obtained all required consents, waivers or approvals of third parties to Buyer's assumption of the Assumed Contracts, or Seller shall have made alternative arrangements reasonably acceptable to Buyer so as to ensure that Buyer shall enjoy all of the rights and privileges of Seller under such Assumed Contracts on and after the Closing Date.

              9.5 Release of Liens. Seller shall have delivered to Buyer releases or termination statements as to all Liens other than Permitted Liens.

              9.6 No Adverse Proceedings. No suit, action, claim or governmental proceedings shall be pending against, and no order, decree or judgment of any court, agency or governmental authority shall have been rendered against any party hereto which seeks to restrain or prohibit the transactions contemplated by this Agreement or would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, or which would impair the ability of Buyer to realize the benefits of the transactions contemplated hereunder or which seeks damages in connection with the transactions contemplated hereby.

              9.7  Regulatory Consents.  Subject to the provisions of Section
11.1 hereof, the FCC Consent shall have been granted.

              9.8 Opinion of Seller's Counsel. Seller shall have delivered to Buyer an opinion from Seller's counsel, dated as of the Closing Date, containing the points set forth in Exhibit B.

              9.9 Prism Acquisition. Seller shall have acquired the Station pursuant to the consummations of the transactions contemplated by the Prism Asset Purchase Agreement.

         10.  CONDITIONS TO SELLERS' OBLIGATION.  The obligation of
Seller to consummate the transaction contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller) of each of the following conditions on or prior to the Closing Date:

              10.1 Representations and Warranties. The representations and warranties of Buyer to Seller contained herein shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

              10.2 Compliance with Covenants. All of the covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects.

              10.3 Closing Documents. Buyer shall deliver to Seller duly executed closing documents as specified in Section 12.2, all of which shall be dated as of the Closing Date and shall be in a form reasonably satisfactory to Seller.

              10.4  Regulatory Consents.  Subject to the provisions of Section
11.1 hereof, the FCC Consent shall have been granted.

              10.5 Payment. Buyer shall pay Seller the Purchase Price as provided in Section 3, subject to the provisions of Section 12.1.

              10.6 Prism Acquisition. Seller shall have acquired the Station pursuant to the consummation of the transactions contemplated by the Prism Asset Purchase Agreement.

         11.  CLOSING.

              11.1 Closing Date; Closing Place. The closing of the purchase and sale of the Assets contemplated hereunder (the "Closing") shall take place on a date mutually agreed upon by the parties but in no event later than five
(5) days after the FCC Consent is granted (such date shall be the "Closing Date"). The Closing shall commence at 10:00 a.m. on the Closing Date at such place as is agreed upon by the parties (the "Closing Place"). Notwithstanding the foregoing, if the FCC licenses for the Station have not all been renewed by order of the FCC as of the Closing Date for a full regular renewal term, then Buyer may delay the Closing until five (5) days after those licenses have all been so renewed.

              11.2 Delivery of Closing Documents. On the Closing Date at the Closing Place, Seller shall deliver to Buyer the closing documents listed in
Section 12.1 ("Seller's Closing Documents"), and Buyer shall deliver to Seller the closing documents listed in Section 12.2 ("Buyer's Closing Documents").

         12.  CLOSING DOCUMENTS.

              12.1 Closing Documents To Be Delivered By Seller. On the Closing Date at the Closing Place, Seller shall deliver to Buyer:

                  (a) One or more assignments transferring to Buyer the Station Licenses;

                  (b) One or more bills of sale conveying to Buyer all of the Station Equipment, free and clear of Liens, except for Permitted Liens;

                  (c) One or more assignments assigning the Assumed Contracts to Buyer;

                  (d) One or more assignments conveying to Buyer the Intangible Property and Business Records;

                  (e) One or more general warranty deeds conveying to Buyer the Seller's interest in the owned Real Property and one or more assignments assigning the leases to the leased Real Property to Buyer, in both cases free and clear of any Liens, except for Permitted Liens.

                  (f) A certificate executed by a duly authorized officer of Seller, certifying as to satisfaction of the conditions set forth in Sections
9.1 and 9.2; and

                  (g) An opinion of Seller's corporate counsel relating to matters set forth in Exhibit B.

              12.2 Closing Documents To Be Delivered By Buyer. On the Closing Date at the Closing Place, Buyer shall deliver to Seller:

                  (a) One or more agreements by which Buyer assumes the Assumed Liabilities and agrees to perform, from and after the Closing Date, all of the Assumed Liabilities;

                  (b) The Purchase Price, subject to the provisions of Section 11.1;

                  (c) A certificate executed by Buyer's Chief Executive Officer, certifying as to satisfaction of the conditions set forth in Sections
10.1 and 10.2; and

              12.3 Other Closing Documents and Acts. The parties shall also execute such other documents and perform such other acts, before and after Closing, as may be necessary for the implementation and consummation of this Agreement.

         13.  TERMINATION.

              13.1Absence of Consent. If the FCC Consent has not been granted with respect to the Station within nine (9) months after the date the Assignment Application is filed, this Agreement and the transactions contemplated hereby may be terminated at the option of either party upon written notice to the other; provided, however, that neither party may terminate this Agreement pursuant to this Section 13.1 (a) in the event of an Event of Default by such party (as defined below), or (b) if a delay in any decision or determination by the FCC with respect to the Assignment Application has been caused or materially contributed to by (i) any failure on the part of such party to furnish, file or make available information within its control, (ii) the willful furnishing by such party of incorrect, inaccurate or incomplete information, or (iii) any action taken by such party for the purpose of delaying any decision or determination by the FCC respecting the Assignment Application.

              13.2 Events of Default. This Agreement and the transactions contemplated by this Agreement may be terminated by either party at any time prior to the Closing upon expiration of the "Cure Period" (as defined below) if the other party breaches this Agreement in any material respect and fails to cure such breach within the Cure Period (such uncured breach being referred to herein as an "Event of Default" by such party). An Event of Default shall not be deemed to have occurred until ten (10) business days after the non-defaulting party has provided the other party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within such ten (10) day period (the "Cure Period"), and such cure has not been effected within such Cure Period; provided that, if the claimed default cannot be cured within such ten (10) day period but the party claimed to be in default has commenced to cure the default within such ten (10) day period and thereafter diligently continues to attempt to cure the default, then the Cure Period shall be extended for such time (not to exceed sixty (60) days) as is reasonably necessary to cure the default. In the event of an Event of Default by one of the parties, or if a delay in any decision or determination by the FCC with respect to the Assignment Application has been caused or materially contributed to by any failure on the part of such party to furnish, file or to make available information within its control or by the willful furnishing by such party of incorrect, inaccurate or incomplete information or by any such action taken by such party for the purposes of delaying any decision or determination respecting the Assignment Application, such party shall not be entitled to terminate this Agreement.

              13.3  Damage or Loss.

                  (a) The risk of loss or damage to the Assets shall be upon Seller at all times prior to the completion of the Closing. In the event of such loss or damage Seller shall promptly notify Buyer and shall use its reasonable efforts to repair, replace or restore the lost or damaged Assets to their former condition as soon as possible. If material damage has occurred that precludes the operation of the Station within the terms of the Station Licenses and the FCC Rules, and the Assets have not been repaired or restored prior to the Closing Date, Buyer may, at its option:

                       (i) elect to consummate the Closing and accept the Station "as is," in which event Seller shall pay over to Buyer any proceeds of insurance received by Seller and attributable to damage to the Station or the Assets and thereafter Seller shall have no further obligation to repair, replace or restore the damaged property; or

                       (ii) elect to postpone the Closing Date for a period of up to sixty (60) days, with prior consent of the FCC if necessary (which the parties shall use their reasonable efforts to obtain), to permit Seller to make such repair, replacement or restoration as is required to restore the lost or damaged property to the equivalent of its former condition in all material respects. If Seller cannot complete such repair, replacement or restoration within such sixty (60) day extension period, Buyer may terminate this Agreement by giving written notice to Seller and the parties shall be released and discharged from any further obligation hereunder. If the parties disagree whether the property has been adequately repaired, replaced or restored, or whether the Station can be operated within the terms of the Station Licenses, the matter shall be referred to a mutually-acceptable qualified consulting communications engineer, who shall be a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be shared equally by Buyer and Seller.

                  (b) Notwithstanding the foregoing, if any event occurs which prevents broadcast transmissions or other operation of the Station in a normal and usual manner in accordance with the terms of the Station Licenses and the FCC Rules for a period of more than five (5) consecutive days, then Buyer shall have the right to terminate this Agreement at any time within fifteen
(15) days after Buyer becomes aware of such event without further liability hereunder, or Buyer may proceed in the manner set forth in Section 13.3(a); otherwise, Buyer shall remain fully obligated to consummate the transactions contemplated hereunder (except to the extent Seller has failed to fulfill its obligations hereunder).

              13.4 Effect of Termination. Upon termination of this Agreement, the parties shall be released and discharged from any further obligation hereunder (except for the indemnification requirements of Section 14 and the confidentiality requirements of Section 17); provided, however, that termination of this Agreement pursuant to Section 13.1 or 13.2 shall not relieve either party of any liability for such party's breach of this Agreement prior to the date of termination. In the event that termination of this Agreement is attributable to an Event of Default by Buyer, the liquidated damages provided for below shall be paid to Seller and such payment shall conclusively demonstrate that Seller has elected as its sole remedy the termination of the Agreement and the recovery of the liquidated damages, it being agreed that in light of the nature of the Assets, damages are impossible to calculate with any precision. In such event, Buyer shall pay to Seller as liquidated damages and not as a penalty an amount equal to One Million Dollars ($1,000,000) ("Liquidated Damages"), payable by Buyer within ten (10) business days after the date Seller notifies Buyer of the termination of this Agreement by virtue of such default, by certified check or by wire transfer of immediately available Federal funds to an account designated by Seller.

         14.  INDEMNIFICATION; SURVIVAL.

              14.1 Seller's Indemnities. Seller shall indemnify, defend by counsel reasonably acceptable to Buyer, and hold harmless Buyer, its officers, directors, affiliates, employees, agents, successors, and permitted assigns (the "Buyer Indemnitees") from and against all demands, claims, actions, and causes of action ("Claims") and assessments, losses, costs, damages, liabilities, interest, penalties, court costs, and reasonable accounting, consulting, engineering and attorneys' fees ("Losses") asserted against, imposed upon or incurred by any of the Buyer Indemnitees, directly or indirectly, resulting from or arising out of (i) the ownership or operation of the Station or the Assets prior to the Closing Date, (ii) the failure of Seller to pay, perform or discharge any of Seller's obligations or liabilities not expressly assumed by Buyer pursuant to this Agreement, or (iii) the breach by Seller of any of its representations and warranties contained in Section 4 hereof.
              14.2 Buyer's Indemnities. Buyer shall indemnify, defend by counsel reasonably acceptable to Seller, and hold harmless Seller, its partners, affiliates, employees, agents, successors and permitted assigns (the "Seller Indemnitees") from and against all Claims and Losses asserted against, imposed upon or incurred by any of the Seller Indemnitees, directly or indirectly, resulting from or arising out of (i) the ownership or operation of the Station or the Assets by Buyer from and after the Closing Date, (ii) the failure of Buyer to pay, perform or discharge any of Buyer's obligations, including any obligations expressly assumed by Buyer pursuant to this Agreement, or (iii) the breach by Buyer of any of its representations and warranties contained in Section 5 hereof.

              14.3 Limitation. Notwithstanding the foregoing, (i) each party shall be liable for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by it herein only if the aggregate of such Losses exceeds $70,000; provided, however, that the $70,000 limitation shall not apply if such $70,000 threshold is exceeded, and (ii) the aggregate liability of Seller for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by Seller herein shall not exceed $850,000.

              14.4  Notice and Opportunity to Defend.

                  (a) As soon as is reasonably practicable after any Seller Indemnitee or any Buyer Indemnitee becomes aware of any Claim or Loss with respect to which it is entitled to indemnification under Sections 14.1 or
14.2 hereof, such Seller Indemnitee or Buyer Indemnitee, as the case may be (the "Indemnified Party"), shall give written notice thereof (a "Claims Notice") to the party from which indemnity is claimed (the "Indemnifying Party"). A Claims Notice shall describe the Claim or Loss in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Claim or Loss that has been or may be suffered by the Indemnified Party. Prior to delivering any Claims Notice, the Indemnified Party shall take all reasonable means necessary to preserve its defenses and rights regarding such Claim or Loss. The failure of any Indemnified Party to promptly give any Indemnifying Party a Claims Notice shall not preclude such Indemnified Party from obtaining indemnification under this Section 14, except to the extent that such Indemnified Party's failure has materially prejudiced the Indemnifying Party's rights or materially increased its liabilities and obligations hereunder.

                  (b) With respect to any Claim or Loss that involves legal proceedings ("Legal Claims"), the Indemnifying Party shall have the right by written notice to the Indemnified Party not later than thirty (30) days after receipt of a Claims Notice to assume the control of the defense, compromise or settlement of such Legal Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party.

                  (c)  Upon the assumption of control by the
Indemnifying Party as provided in Section 14.4(b), the Indemnifying Party shall, at its expense, diligently proceed with the defense, compromise or settlement of the Legal Claim at Indemnifying Party's sole expense, including employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, and take such other steps as in the opinion of counsel for the Indemnifying Party are necessary to enable the Indemnifying Party to conduct such defense.

                  (d) The final determination of any Legal Claim, including all related costs and expenses, shall be binding and conclusive upon Indemnifying Party and Indemnified Party; provided, however, that in the Indemnifying Party's defense of such Legal Claim, except with the written consent of the Indemnified Party, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the provision by the claimant to the Indemnified Party of a release from all liability in respect of such Legal Claim.

                  (e) Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in Section 14.4(b), the Indemnified Party shall be entitled, at the Indemnifying Party's expense, to defend, settle or compromise the Legal Claim as in its sole discretion may appear advisable, and such final determination, settlement or compromise of the Legal Claim shall be binding upon the Indemnifying Party.

              14.5 Survival. The representations and warranties of Seller and Buyer pursuant to Sections 4 and 5 hereof, respectively, shall continue in force for a period of four (4) months following the Closing Date, after which time the indemnification obligations of Seller and Buyer under Sections 14.1(iii) and 14.2(iii), respectively, shall be limited to claims asserted during such four (4) month period. The indemnification obligations of Seller and Buyer pursuant to Sections 14.1(i) and (ii) and 14.2(i) and (ii), respectively, shall continue in force for a period of eighteen (18) months following the Closing Date, after which time the parties' obligations to make payments hereunder shall be limited to the payment of claims asserted during such eighteen (18) month period; provided, however, that the foregoing time limitation shall not apply to any taxes attributable to the ownership or operation of the Station prior to the Closing Date and to the obligations and liabilities of Buyer arising under any Assumed Contracts having a term extending beyond such eighteen (18) month period.

              14.6Arbitration of Disputes. In the event the parties are unable to resolve a dispute regarding the amount of a Claim or whether a Claim is covered by this Section 14, or if any other dispute arises with respect to this Agreement, except as otherwise provided herein, such dispute shall be decided by arbitration. Arbitration shall be initiated by either party giving written notice to arbitrate to the other party, stating the question to be arbitrated and the name of the arbitrator selected by that party. Within ten
(10) days of the date of said notice, the other party shall select and give written notice of its arbitrator to the initiating party. The two arbitrators so selected shall select a third arbitrator and give written notice thereof to the parties within five (5) days after the second arbitrator is chosen. The arbitration shall be conducted solely by the third arbitrator, who shall hear evidence and make an award within twenty (20) days after the notice of selection of the third arbitrator is given to the parties, which award, when signed by the third arbitrator, shall be final. If either party shall refuse or neglect to appoint an arbitrator within ten (10) days after the other shall have appointed an arbitrator and given written notice to arbitrate to the other, requiring such party to appoint an arbitrator, then the arbitrator so appointed by the first party shall have power to proceed to arbitrate and determine the matters of disagreement as if he were an arbitrator appointed by both the parties hereto for that purpose, and his award in writing signed by him shall be final; provided, however, that such award shall be made within fifteen (15) days after such refusal or neglect of the other party to appoint an arbitrator. The party against which such award is made shall pay all costs and expenses of the arbitration.


         15.  TRANSFER TAXES, FEES AND EXPENSES.

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




              15.1 Transfer Taxes and Similar Charges. All costs of transferring the Assets from Seller to Buyer in accordance with this Agreement, including all costs of recordation, documentary filing and transfer fees, and any stamp, sales, excise, use and transfer taxes, shall be paid one-half by Seller and one-half by Buyer.

              15.2 FCC Filing and Grant Fees. Any filing or grant fees for the Assignment Application shall be paid one-half by Seller and one-half by Buyer.

              15.3 Expenses. Except as set forth above in this Section 15, each party shall be solely responsible for all costs and expenses, including legal fees and related costs, incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the preparation of the Assignment Application).

         16. ASSIGNABILITY. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Buyer shall have the right to assign certain of its rights hereunder to assignees who, to the reasonable satisfaction of Seller, meet the qualifications specified in Section 5.6 hereof, provided that such assignment must be made prior to the filing of the Assignment Application with the FCC, and further provided that Buyer shall remain liable for all of its obligations hereunder.

         17. CONFIDENTIALITY. The existence and terms of this Agreement shall be kept confidential by both parties prior to the filing of the Assignment Application with the FCC. Except as necessary for the consummation of the transactions contemplated hereunder, Buyer and Seller shall keep confidential all information obtained by them with respect to the other party in connection with this Agreement and the transactions contemplated hereunder, and if the transactions contemplated hereunder are not consummated for any reason, each shall return to the other, without retaining a copy thereof, or destroy any confidential schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereunder and any work papers, notes, memoranda or other internally generated documentation that memorializes information provided by the other party, except where such information is generally known or readily available through other lawful sources or where such party is advised by counsel in writing that its disclosure is required in accordance with the law. Buyer and Seller agree to provide access to information obtained by them with respect to the other party only to those responsible officers, employees or agents who are directly involved in the transactions contemplated by this Agreement. Because the breach or threatened breach of the covenants contained in this Section 17 would result in irreparable injury to the non-breaching party for which such party shall not have an adequate remedy at law, the non-breaching party shall be entitled to equitable remedies, including a decree of specific performance and temporary and permanent injunctive relief, to enforce this Section 17, as well as any and all other remedies to which such party may be entitled pursuant to this Agreement.

         18. COVENANT NOT TO SOLICIT PERSONNEL. For a period commencing on the date hereof and ending one (1) year following the Closing Date, Seller shall not in any manner whatsoever (i) induce or attempt to induce any person employed in providing services for the Station to terminate his or her employment at the Station, (ii) solicit any such employee for employment by Seller, or (iii) hire any person who within the preceding one
(1) year was employed (by Buyer or Seller) in providing services for the Station.

         19. COVENANT NOT TO COMPETE. For a one (1) year period commencing on the Closing Date, Seller shall not directly or indirectly engage in, whether as an owner, operator, partner, consultant, advisor or otherwise, or assist any other person or entity in engaging in, the radio broadcasting business within a 75-mile radius of any of the Station.

         20. NOTICES. All necessary notices required to be given under this Agreement shall be in writing addressed as follows:

         If to Seller, to:

              SFX Broadcasting, Inc.
              150 East 58th Street-19th Floor
              New York, New York  10155
              Attn:  Robert F.X. Sillerman
                     Executive Chairman

         with a copy to:

              SFX Broadcasting, Inc.
              150 East 58th Street-19th Floor
              New York, New York  10155
              Attn:  Richard A. Liese
                     Vice President and Assistant  Secretary

         If to Buyer, to:

              Regent Broadcasting of Louisville, Inc.
              50 E. RiverCenter Blvd., Suite 180
              Covington, Kentucky  41011
              Attention:  Terry S. Jacobs
              Facsimile: 606-292-0352

         with a copy to:

              Wyatt, Tarrant & Combs
              Citizens Plaza
              Louisville, Kentucky 40202
              Attention:  Patrick W. Mattingly
              Facsimile: 502-589-0309

Notices shall be deemed given three (3) business days after being mailed by certified mail, return receipt requested, or on the first business day after being sent, prepaid, by nationally recognized overnight courier which requires a return receipt. Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice.

         21. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the parties and contains all of the terms agreed upon with respect to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

         22. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument.

         23. HEADINGS. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

         24. EXHIBITS. The Exhibit and Schedules to this Agreement are a material part of this Agreement.

         25. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

         26. CHOICE OF LAW. This Agreement is to be construed and governed by the laws of the Commonwealth of Kentucky.

         27. BROKER. The parties represent to each other that no broker, finder or agent has been engaged in connection with this Agreement and the transactions contemplated hereunder, and the parties agree to indemnify and hold each other harmless against any claim from any broker, finder or agent based upon any agreement, arrangement or understanding alleged to have been made by the indemnifying party.

         28. WAIVER. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate of be construed as a waiver of any subsequent breach.

         29. ATTORNEY'S FEES. In the event of a dispute between the parties hereto arising out of or related to this Agreement or the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and expenses from the other party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                  SFX ACQUISITION CORPORATION


                  By: /s/ Robert F.X. Sillerman
                  Title:  Executive Chairman



                  REGENT BROADCASTING OF LOUISVILLE, INC.


                  By: /s/ Terry S. Jacobs
                  Title:  President and Chief Executive Officer

Guarantee:

Clear Channel Radio, Inc., a Nevada Corporation, hereby guarantees the performance of Buyer under this Asset Purchase Agreement.

                       CLEAR CHANNEL RADIO, INC.


                       By: /s/ Randall T. Mays
                               Randall T. Mays
                               Vice-President

Guarantee:

SFX Broadcasting, Inc., a Delaware Corporation, hereby guarantees the performance of Seller under this Asset Purchase Agreement.

                       SFX BROADCASTING, INC.


                       By: /s/ Robert F.X. Sillerman
                               Robert F.X. Sillerman
                               Executive Chairman

                                   EXHIBIT A

                          Opinion of Seller's Counsel

1. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of Delaware and Commonwealth of Kentucky.

2. Seller has full power and authority under Delaware law to enter into and to perform its obligations under the Asset Purchase Agreement.

3. The execution, delivery and performance of the Asset Purchase Agreement by Seller and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all necessary partnership action on Seller's part.

4. The Asset Purchase Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

5. The execution and delivery of the Asset Purchase Agreement by Seller and the purchase of the Station by Seller pursuant to the Asset Purchase Agreement do not: (i) to our best knowledge, violate any United States federal or Delaware statute, rule or regulation applicable to Seller,
     (ii) violate the provisions of Seller's governing documents, or (iii) to our best knowledge, require any consents, approvals, authorizations, registrations, declarations or filings by Seller under any United States federal or Delaware statute, rule or regulation applicable to Seller, except for the FCC Consent.


                  [Usual exceptions shall apply to opinion.]
               [Such counsel shall not opine as to FCC matters.]